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Exhibit 10.2


July 26, 2001


Donald R. Jefferis
10 Maple Street
Rockport, Maine 04856

Re:   Resignation of Employment with TenFold Corporation

Dear Don:

As we discussed, you have made the decision to resign from your employment with TenFold Corporation (the "TenFold"), effective as of July 31, 2001 (the "Separation Date"). The purpose of this letter agreement (this "Agreement") between you and TenFold is to document the terms and conditions of the termination of your employment with TenFold and other related matters. In consideration of the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. You hereby resign, effective as of the Separation Date, as an employee, officer, and director of TenFold and its affiliated companies, as applicable.

     2. On or about the Separation Date, TenFold agrees to pay you (a) your current base rate of pay for all work you have performed during the current payroll period through the Separation Date, to the extent not previously paid, and (b) your current base rate of pay for the vacation days, as reflected on the books of TenFold, you have earned but not used as of the Separation Date.

     3. Within thirty (30) days of the Separation Date, TenFold will reimburse you in accordance with company policy for all unpaid normal and customary travel and related business expenses incurred on behalf of TenFold prior to the Separation Date upon your submission and TenFold's approval of the applicable expense forms and vouchers.

     4.  Notwithstanding anything to the contrary provided in Section 5.b.i.
of that certain Employment Agreement dated as of May 14, 2001 between TenFold Corporation and Donald R. Jefferis ("Employment Agreement"), TenFold will pay you, for the three and half month period beginning on August 1, 2001 and ending on November 15, 2001, your current monthly base salary of $25,000 (based on $300,000 per annum) in bi-

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monthly installments, net of applicable state and federal withholding taxes, in the manner and at the times during the month as paid by TenFold to you prior to the Separation Date.

     5.  Notwithstanding anything to the contrary provided in Section 5.b.i.
of the Employment Agreement, TenFold will also pay on your behalf, for the six-month period beginning on August 1, 2001 and ending on January 31, 2002, the full premium cost and any administrative fee for you to continue your participation in the TenFold group health and dental plans under applicable federal law ("COBRA"); provided, however, that you are not eligible for health or dental benefits in connection with employment as an employee or engagement as a consultant by an entity other than TenFold during any part of said six-month period. The parties expressly understand and agree that if you become eligible for health, vision or dental benefits in connection with employment as an employee or engagement as a consultant by an entity other than TenFold at any time during the period of August 1, 2001 to January 31, 2002, TenFold's obligation to make and your right to receive the payments provided in this paragraph 5 shall immediately terminate as of the date you become eligible for such health or dental benefits. During the six-month period beginning on August 1, 2001 and ending on January 31, 2002, you agree to notify TenFold immediately upon becoming eligible for group health and/or dental plan in connection with employment as employee or engagement as consultant of any entity other than TenFold. Except as set forth in this paragraph 5 of this Agreement, TenFold will no have obligation to you for the provision of benefits, including, without limitation, the obligation to provide medical, dental, vision, life or disability insurance; provided, however, the Company shall continue to provided you with disability insurance through August 31, 2001.

     6. The parties acknowledge and agree that, notwithstanding the termination of your TenFold employment, the parties' respective rights and obligations provided in Section 8 (Confidentiality Agreement), Section 10 (Conflicts),
Section 11 (Successors), Section 12 (Notice), Section 13 (General Release) and
Section 14 (Miscellaneous Provisions) of the Employment Agreement shall survive and remain in full force and effect.

     7. TenFold will pay on your behalf, for a period of up to 3 months after the Separation Date, the cost of renting your TenFold office located at 21 Elm Street Camden, Maine (the "Maine Office"). TenFold will also reimburse you for operating expense relating to the Maine Office through August 15, 2001. TenFold will also pay any cancellation fees related to the Maine Office, but excluding any operating or other incidental expenses incurred after the Separation Date. You agree to use your commercially reasonable best efforts to obtain from the landlord of the Maine Office an agreement with an effective date no more than 3 months after the Separation Date either (a) terminating the lease and releasing of TenFold of all obligations thereunder, or (b) consenting to the assignment of the lease and all obligations thereunder from TenFold

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to you. You further agree (a) to promptly reimburse TenFold on demand for all rent incurred after October 31, 2001 and operating or other incidental expenses associated with the Maine Office and incurred after the Separation Date, and (b) to hold TenFold free and harmless from all liability, judgments, costs, claims or demands, including reasonable attorneys' fees, arising out of your failure to comply with subpart (a) of this sentence or any breach or default of the lease which you have caused.

     8. TenFold hereby transfers to you, at no cost and on an "as-is" basis with no warranties, ownership and title to the following office furniture and equipment which is owned by TenFold and which is currently located in the Maine
Office: fax machine, paper shredder, cellular telephone, palm pilot, desk and chair. TenFold also agrees to permit you to use, at no cost for a period of up to 3 months after the Separation Date, the lap top computer, printer and monitor, all of which were assigned to you and leased by TenFold. You agree, without reservation, to and give unconditional assurance to TenFold that, following the 3-month period after the Separation Date, you will promptly return to TenFold the lap top computer, the printer and monitor.

     9. TenFold agrees to pay on your behalf the cost of tuition for your attendance at the Camden Technology Conference in October 2001; provided, however, that you in no way represent to anybody at the Conference that you are employed by or affiliated with TenFold (e.g., wearing a TenFold name tag) and that TenFold shall have no obligation to reimburse you for travel or other expenses related to your attendance at such Conference.

     10. Effective as of the Separation Date, TenFold hereby amends the terms of your TenFold stock option grant effective as of May 14, 2001 (750,000 shares of TenFold Common Stock with an exercise price of $0.66) as follows: (a) to accelerate the vesting date of 50,000 shares of said stock option grant so that 50,000 shares are shall be deemed to be vested as of the Separation Date, and (b) to permit you to exercise those options for a period of twelve (12) months from the Separation Date. You acknowledge that, as of the Separation Date, no other options have vested under the terms of the TenFold stock option grant effective as of May 14, 2001.

     11. You agree that the payments and other consideration by TenFold in accordance with the terms of paragraphs 2, 3, 4, 5, 7, 8, 9 and 10 of this Agreement shall be in full and complete satisfaction of any and all sums which are now or might hereafter have become owing to you for services rendered by you during your employment with TenFold.

     12. You agree that, as of the Separation Date, (a) your TenFold Energy, Inc. stock option grant dated August 23, 1999 shall cease to vest and that pursuant to the terms of the TenFold Energy, Inc. 1999 Stock Plan, you have 90 days from the Separation Date to exercise your vested TenFold Energy, Inc. stock options; however,

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you agree that you will not exercise such options and that neither TenFold
Energy, Inc. nor TenFold shall have any obligation under the TenFold Energy, Inc. 1999 Stock Plan; and (b) your TenFold stock option grants dated August 31, 1999, August 15, 2000 and December 15, 2000 shall cease to vest and that your vested options under such stock option grants shall be exercisable in accordance with the terms and conditions of the specific option agreement governing the stock option grant. You acknowledge that, as of the Separation Date, no options have vested under the terms of the TenFold stock option grants dated August 15, 2000 and December 15, 2000.

     13. TenFold will continue to indemnify you pursuant to the terms and conditions of (a) the TenFold Energy, Inc. Indemnification Agreement, dated as of August 23, 1999, between you and TenFold Energy, Inc., and (b) the TenFold Corporation Indemnification Agreement, dated as of March 1, 2001 between you and TenFold.

     14. You represent and warrant that you have not disclosed prior to the execution of this Agreement, and that you will not disclose in the future, this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to any other party, and that you understand such representations and warranties are a material inducement to TenFold entering into this Agreement. You acknowledge and agree that the obligations set forth in this paragraph 14 are an essential portion of the consideration received by TenFold in exchange for the Agreement and the amounts to be paid to you hereunder, and you expressly recognize the delays, expenses and difficulties involved in proving, in a legal proceeding, the actual damages or losses suffered by TenFold if there is a breach of this confidentiality clause. Accordingly, you agree that, as liquidated damages for any breach of this confidentiality clause, but not as a penalty, you shall pay TenFold all amounts paid to date by TenFold upon any breach of that obligation. Neither the breach of this clause nor the payment of liquidated damages by you shall affect the validity of this Agreement.

     15. You agree, without reservation, to and give unconditional assurance to TenFold that, within no more than 10 business days of the Separation Date, you will return to TenFold any and all documents, materials, property and information relating to your employment with or the business, whether present or otherwise, of TenFold or its affiliated companies, and all copies, keys and other property of TenFold or its affiliated companies in your possession or under your control (other than the office furniture and equipment referenced in paragraph 8 above), including, without limitation, all files, software, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, customer information and all similar tangible materials and property relating to your

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employment with or the business of TenFold or its affiliated companies.
Recognizing that your employment with TenFold has terminated, you agree that you will not, for any purpose, attempt to access or use any computer or computer network or system of TenFold, including, without limitation, its electronic mail systems.

     16. You reconfirm and agree to all terms, conditions, and obligations under the TenFold Corporation Employee Proprietary Information and Inventions Agreement executed by you and dated August 2, 1999, which agreement is hereby incorporated by reference into this Agreement in its entirety, and you expressly disclaim any and all interest in all Proprietary Information of TenFold as defined therein.

     17. Each of the parties represents and warrants that it has not disparaged prior to the execution of this Agreement, and that it will not disparage in the future, the other party (including its affiliated companies, officers, directors, employees and agents) or their business reputations, to any person or entity, including, without limitation, investors, potential investors, customers and suppliers of the other party and representatives of the press and other media, or engage in conduct which disrupts, damages, impairs or interferes with the business reputations of the other party (including its affiliated companies, officers, directors, employees and agents). You acknowledge and agree that your obligations set forth in this paragraph 17 are an essential portion of the consideration received by TenFold in exchange for the Agreement and the amounts to be paid to you hereunder, and are a material inducement to TenFold entering into this Agreement. You expressly recognize the delays, expenses and difficulties involved in proving, in a legal proceeding, the actual damages or losses suffered by TenFold if you breach this non-disparagement clause. Accordingly, you agree that, as liquidated damages for any breach by you of this non-disparagement clause, but not as a penalty, you shall pay TenFold all amounts paid to date by TenFold hereunder upon any breach of that obligation. Neither the breach of this clause nor the payment of liquidated damages by you shall affect the validity of this Agreement.

     18. In consideration of the promises made by TenFold in this Agreement, you on behalf of yourself and any past, present or future heirs, executors, administrators, or assigns, hereby irrevocably and unconditionally release and hold harmless TenFold and its agents, directors, officers, employees, representatives, attorneys and TenFold's affiliated companies, divisions, subsidiaries and parents (and the agents, directors, officers, employees, representatives and attorneys of such affiliates), and their predecessors, successors, heirs, executors, administrators and assigns, and all persons acting by, through, under or in concert with any of them (collectively "Releasees"), or any of them, from any and all actions, causes of action, suits, debts, charges, complaints, claims, demands, losses, liabilities and obligations of any nature whatsoever, in law or equity, known or unknown, suspected or unsuspected, which you ever had, now have, or you or your heirs, executors, administrators or assigns hereafter may claim to have
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against each or any of the Releasees (hereinafter the " Released Claims"), arising from or relating in any way to your employment relationship with TenFold or the termination thereof, whether the Released Claims arise from any alleged violation by TenFold of any federal, state or local statutes, ordinances or common law, and whether based on contract, tort, or statute or any other legal or equitable theory of recovery. Such claims include, without limitation, any claims relating to severance, stock options or other benefits, unpaid wages, salary or incentive payment, breach of express or implied contract, wrongful discharge, or employment discrimination under any applicable federal, state or local statute, provision, order or regulation, including but not limited to, any claim under Title VII and the Age Discrimination in Employment Act. You understand the forgoing to be a general release of all claims. You agree that the release contained in this paragraph 18 extends to all claims whatsoever. You further agree that neither you nor any person, organization or any other entity acting on your behalf will file, charge, claim, sue, participate in, join or cause or permit to be filed, charged or claimed, any action, claim, grievance or demand for damages or other relief (including injunctive, declaratory, monetary or other) against TenFold, each of TenFold's subsidiaries, their respective affiliates and successors and their respective officers, directors, employees, agents and representatives, past, present or future, with respect to the Released Claims which are the subject of this Agreement. Both TenFold and you agree that the Released Claims shall not include any claims or disputes between the parties to enforce any term or condition of this Agreement.

     19. In addition to the release in paragraph 18 above, you expressly and knowingly waive any and all rights under Section 1542 of the Civil Code of the State of California, which provides as follows:

          "A general release does not extend to claims which creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

For all purposes of this paragraph 19 of this Agreement, the term "creditor" as used and referenced in Section 1542 of the Civil Code of the State of California means and includes you, your heirs, executors, administrators, or assigns.

     20. In consideration of the promises made by TenFold in this Agreement, you agree to cooperate with TenFold with respect to all matters arising during or related to your employment, including, but not limited to, all matters in connection with any governmental investigation, litigation, regulatory, or other proceeding which may have arisen or which may arise following the signing of this Agreement. You agree to make yourself reasonably available to TenFold to answer questions and provide information concerning projects on which you have experience and expertise, and to make yourself reasonably available for depositions and to serve as a witness at trial in litigation

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involving TenFold. TenFold will reimburse you for pre-approved travel costs and other reasonable out-of-pocket expenses you incur as a result of cooperation you provide under this paragraph 20, including, without limitation, travel costs and expenses incurred by you in connection with the SEC investigation of TenFold; provided, however, that you will remit to TenFold any reimbursement that you receive from other parties. You acknowledge and agree that TenFold shall have no obligation to pay you for your time spent providing cooperation under this paragraph 20; provided, however, that in the event that the Company requires more than five business days of your time under this paragraph 20, the Company will negotiate in good faith with you to provide reasonable consideration for such cooperation.

     21. The laws of the state of California shall govern any disputes or claims between the parties concerning in any way your employment relationship with TenFold or the termination thereof, the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties under this Agreement. Any litigation arising from or relating to any dispute or claim between the parties concerning your employment relationship with TenFold, the termination of your TenFold employment or this Agreement shall be conducted in state or federal courts in the state of California, and the parties hereto expressly agree upon and consent to such jurisdiction and venue.

     22. You give, by executing this Agreement, TenFold your unconditional assurance that you have signed it voluntarily and with a full understanding of its terms and that you have had the full and sufficient opportunity to consider this Agreement before signing it.

     23. You acknowledge and agree that TenFold may issue a press release or other public disclosure regarding this Agreement or the contents thereof, and you hereby irrevocably and unconditionally release TenFold from any and all liability relating thereto.

     24. You covenant and agree that for a period of six (6) months from and after the Separation Date you (a) shall not engage, anywhere within the geographical areas in which TenFold is then conducting its business operations, directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization, in any business (a "Competitive Business") which directly competes with any business then being conducted by TenFold; provided, that the foregoing shall not prohibit you from owning a maximum of two percent (2%) of the common stock of any publicly traded corporation; (b) shall not solicit to leave the employ of TenFold or hire any officer, employee or consultant of TenFold; (c) shall not solicit, divert or to take away, the business or patronage of any of the customers or accounts of TenFold, which were contacted, solicited or served by you at any time during your employment by TenFold; and
(d) shall not acquire, or assist any

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other party in acquiring, any shares of TenFold, or otherwise seek, or assist any other party in seeking to gain control of TenFold. You acknowledge and agree that because of the nature of the business in which TenFold is engaged and because of the nature of the confidential information to which you have had access during your employment by TenFold, it would be impractical and excessively difficult to determine the actual damages of TenFold in the event you breached any of the covenants of this paragraph 24 or the TenFold Corporation Employee Proprietary Information and Inventions Agreement dated August 2, 1999 referenced in paragraph 16 above, and remedies at law (such as monetary damages) for any breach of your obligations under this paragraph 24 above would be inadequate. You therefore agree and consent that if you commit any breach of a covenant under this paragraph 24 or the TenFold Corporation Employee Proprietary Information and Inventions Agreement dated August 2, 1999 referenced in paragraph 16 above or threaten to commit any such breach, TenFold shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction. You acknowledge and agree that this paragraph 24 is reasonable and is necessary for the legitimate protection of TenFold, and will not deprive you of a reasonable opportunity to practice your profession or trade. With respect to any provision of this paragraph 24 of the Agreement or the TenFold Corporation Employee Proprietary Information and Inventions Agreement dated August 2, 1999 referenced in paragraph 16 above that is finally determined to be unenforceable, you and TenFold hereby agree that this Agreement or any provision hereof shall be reformed in a manner that retains as much of the original intent of the Agreement as is both practicable and consistent with applicable law.

     25. This letter contains the entire Agreement between you and TenFold and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to your employment, the termination of your employment and all related matters.

If the terms of this Agreement are acceptable to you, please sign, date, and return one fully executed copy to me. The enclosed duplicate copy of this letter, which you should also sign and date, is for your records.

Sincerely,


Nancy M. Harvey
President and Chief Executive Officer
TenFold Corporation
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         I, Donald R. Jefferis, freely acknowledge, accept, and agree to be legally bound by the foregoing terms and conditions of this Agreement without reservation, condition, or limitation.

Signature:  ____________________________

Date:  July 26, 2001

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